Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Exhibit 99.1 Steven Brazones Director, Investor Relations 651-236-5158
NEWS	For Immediate Release	September 26, 2006

H.B. FULLER REPORTS SIGNIFICANT IMPROVEMENT IN THIRD QUARTER PERFORMANCE, RAISES OUTLOOK

ST. PAUL, Minnesota - H.B. Fuller Company (NYSE: FUL) today reported operating results for the third quarter that ended September 2, 2006.

Net Revenue:
Net revenue for this year’s third quarter was $388.9 million, up 8.6 percent versus the third quarter of last year. The net impact of acquisitions and divestitures and favorable foreign currency translation contributed 8.4 and 1.4 percentage points to net revenue growth, respectively. On a comparable basis, adjusting for these factors, net revenue was down 1.2 percent year-over-year. Consistent with the Company’s ongoing strategy to reposition its product portfolio, selling prices increased 5.8 percent and volume declined 7.0 percent year-over-year.

Net Income and Diluted Earnings Per Share:
Third quarter net income was $24.2 million or $0.40 per share versus $15.5 million or $0.26 per share in last year’s third quarter, an increase of more than 50 percent year-over-year. A more profitable mix of business resulting from the ongoing repositioning efforts combined with continued process improvements and productivity gains drove the increase.

This quarter’s net income benefited from a favorable adjustment to the effective tax rate, from a previously expected level of 30.0 percent to 24.6 percent. The adjustment was the result of both an improvement in the geographic mix of earnings and a favorable tax settlement ($0.9 million after-tax).

“The pursuit of our strategy to reposition the company continues to drive strong financial performance in all regions and within both operating segments,” said Al Stroucken, Chairman and Chief Executive Officer.“We are shifting the paradigm, transforming the business into a more profitable specialty chemical company.”

Year-To-Date Results:
For the first nine months of fiscal year 2006, net revenue was $1.126 billion, up 2.4 percent compared to the first nine months of last year. The net impact of acquisitions and divestitures contributed 2.9 percentage points to net revenue growth while an unfavorable impact from foreign currency translation reduced net revenue growth by 0.6 percentage points. On a comparable basis, adjusting for these factors, net revenue increased 0.1 percent year-over-year.

Net income was $59.0 million or $0.99 per diluted share for the first nine months of this year compared to $38.3 million or $0.66 per diluted share for same period last year, an increase in net income of over 50 percent year-over-year.

Fiscal Year 2006 Outlook:
Given the strong financial performance in the third quarter and the confidence the Company has in its strategy, the Company now anticipates diluted earnings per share for fiscal year 2006 to be between $1.44 and $1.46 on a reported basis. This equates to between $0.45 and $0.47 per share for the fourth quarter.

Given the improvement in the geographic mix of earnings, the Company’s effective tax rate for the fourth quarter is expected to be 29.0 percent. Furthermore, due to the level of spending year-to-date, the Company now anticipates fiscal year 2006 capital expenditures to be between $20 and $25 million.

Conference Call:
The Company will host an investor conference call to discuss third quarter results on Wednesday, September 27, 2006 at 9:30 a.m. central time (10:30 a.m. eastern time). The call can be heard live over the internet through the Company’s website at www.hbfuller.com under the investor relations section. The call is scheduled to last one hour. An audio replay and written transcript of the conference call will subsequently be made available on the Company’s website.

About H.B. Fuller Company:
H.B. Fuller Company is a leading worldwide formulator and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2005 net revenue of $1.512 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit their website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:
Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses including the Roanoke flooring products business and the European insulating glass sealant business; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations (particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company's SEC 10-Q filings of April 7, 2006 and July 7, 2006 and the Company’s 10-K filing of February 14, 2006. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

H.B. FULLER COMPANY & SUBSIDIARIES
CONSOLIDATED FINANCIAL INFORMATION
In thousands, except per share amounts (unaudited)

	13 Weeks		13 Weeks
	Ended		Ended
	September 2, 2006		August 27, 2005

Net revenue	$388,949		$358,091
Cost of sales	(278,610)		(260,509)

Gross profit	110,339		97,582

Selling, general and administrative expenses	(75,739)		(73,460)
Gains / (losses) from sales of assets	(14)		278
Other income / (expense), net	274		(25)
Interest expense	(4,575)		(2,942)

Income before income taxes, minority interests and income from equity investments	30,285		21,433

Income taxes	(7,454)		(6,855)

Minority interests in (income) / loss of subsidiaries	(259)		312

Income from equity investments	1,626		651

Net Income	$24,198		$15,541

Basic income per common share	$0.41		$0.27

Diluted income per common share	$0.40		$0.26

Weighted-average common shares outstanding:
Basic	59,157		57,635
Diluted	60,281		58,864

Dividends declared per common share	$0.06250		$0.06125

Selected Balance Sheet Information (subject to change prior to filing of the Company's Quarterly Report on Form 10-Q)

	September 2, 2006	December 3, 2005	August 27, 2005
Inventory	$157,022	$142,984	$160,336
Trade accounts receivable, net	233,786	238,550	230,717
Trade accounts payable	164,799	135,292	134,677
Total assets	1,392,443	1,107,557	1,098,693
Long-term debt, including current installments	277,000	137,241	137,243

H.B. FULLER COMPANY & SUBSIDIARIES
CONSOLIDATED FINANCIAL INFORMATION
In thousands, except per share amounts (unaudited)

	39 Weeks	39 Weeks
	Ended	Ended
	September 2, 2006	August 27, 2005

Net revenue	$1,125,742	$1,099,003
Cost of sales	(805,881)	(811,158)

Gross profit	319,861	287,845

Selling, general and administrative expenses	(230,651)	(232,290)
Gains from sales of assets	831	7,076
Other income / (expense), net	280	(839)
Interest expense	(12,285)	(9,166)

Income before income taxes, minority interests and income from equity investments	78,036	52,626

Income taxes	(21,779)	(16,999)

Minority interests in (income) / loss of subsidiaries	(993)	786

Income from equity investments	3,745	1,844

Net Income	$59,009	$38,257

Basic income per common share	$1.01	$0.67

Diluted income per common share	$0.99	$0.66

Weighted-average common shares outstanding:
Basic	58,643	57,335
Diluted	59,876	58,349

Dividends declared per common share	$0.18625	$0.18000